EXHIBIT NO. (21)

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

List Of Subsidiaries

Name	State of Incorporation	Percentage Owned
Commonwealth Telephone Company	PA	100%
Commonwealth Telephone Management Services, Inc.	PA	100%
CTSI, LLC	PA	100%
CTSI, Inc., of West Virginia	WV	100%
CTE Services, Inc.	PA	100%
CTE Holdings, Inc.	PA	100%
CTE Telecom, LLC	PA	100%
TMH, Inc.	DE	100%
C-TEC Cable Holdings, Inc.	DE	100%
Mobile Plus, Inc.	DE	100%
Mobile Plus of Iowa, Inc.	DE	100%
Mobile Plus Services, Inc.	PA	100%
Mobilefone, Inc.	PA	100%
Mobile Plus Services of PA, Inc.	PA	100%
C-TEC Cellular Centre County, Inc.	PA	100%